Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239897 on Form S-8 of our report dated March 12, 2021, relating to the financial statements of Pandion Therapeutics, Inc. (successor to Pandion Therapeutics Holdco LLC) appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 12, 2021